Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of Chagee Holdings Limited, a Cayman Islands company, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of August 14, 2025.

Fosun International Limited

By:	/s/ SZE Mei Ming
Name:	SZE Mei Ming
Title:	Company Secretary

Shanghai Weiyi Investment Management Co., Ltd.

By:	/s/ YU Jun
Name:	YU Jun
Title:	Legal Representative

Wuxi Forba Tea Enterprise Management Partnership (Limited Partnership)

By:	Shanghai Weiyi Investment Management Co., Ltd.

Its:	General Partner

By:	/s/ YU Jun
Name:	YU Jun
Title:	Legal Representative

Fidelidade - Companhia de Seguros, S.A.

By:	/s/ DONG Sijie
Name:	DONG Sijie
Title:	Chief Investment Officer